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Opus360 Contact: Keith Widyolar, 212.884.6436, kwidyolar@opus360.com
Media Contact: Matt Langan, KCSA, 212.896.1299, mlangan@kcsa.com
Investor Relations Contact: Todd Fromer, KCSA, 212.896.1215, tfromer@kcsa.com


                      OPUS360 APPEALS DELISTING NOTICE
                               - - - - - - -

NEW YORK, April 11, 2001 - Opus360 Corporation (Nasdaq: OPUS), a leading provider of eBusiness software for acquiring and managing skilled professionals, reported today that it received notice of a Nasdaq Staff Determination on April 5, 2001, indicating that the Company failed to comply with the minimum bid price requirement for continued listing, and is subject to delisting from the Nasdaq National Market.

The Company is filing a request for a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") to review the Staff Determination. The request was based upon the transactions disclosed today as well as other steps the Company has taken and is considering to maximize shareholder value. The Company's stock will continue to trade on the Nasdaq National Market pending a decision by the Panel.

At this time, the Company is in compliance with all of Nasdaq's continued listing requirements except for the minimum bid requirement. There can be no assurance that the Company's actions will prevent delisting of its common stock. The Company will not be notified until the Panel makes a formal decision. Until then, the Company's shares will continue to be traded on the Nasdaq National Market. In the event the shares are delisted from the Nasdaq National Market, it will attempt to have its common stock traded on the NASD OTC Bulletin Board.

About Opus360 Corporation
Opus360 provides eBusiness software that enables companies to manage and acquire skilled professionals strategically. Named one of the top 100 technology companies by Forbes magazine and one of the top 100 eProcurement providers by iSource Business magazine, Opus360's software enables businesses to get more work done with the employees they have and reduce the cost of acquiring skilled professionals.

Opus360 has sold its products and services to leading corporations, professional services and staffing firms such as Lucent Technologies (NYSE:
LU), Computer Sciences Corporation (NYSE: CSC), CompuCom (Nasdaq: CMPC), Computer Task Group (NYSE: CTG) and Global Managed Services. Opus360 is a Safeguard Scientifics (NYSE: SFE) partner company. Opus360 is headquartered in New York City and can be contacted in the U.S. at 212.687.6787 or opus360.com.

Note Regarding Forward Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding Opus360's growth and profitability, growth strategy, operating expense reduction targets and trends in the industry in which Opus360 operates. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by Opus360 with the Securities and Exchange Commission including but not limited to those contained under the risk factors section of our Annual Report on Form 10-K dated as of December 31, 2000. Opus360 assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events which may have a retroactive effect.

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